Exhibit 10.4

Date:	27 October 2026	PRIVATE & CONFIDENTIAL

TAN THENG WEI

Dear Tan Theng Wei,

RE:	LETTER OF OFFER

CapForce Inc. (the “CFOR”) is pleased to offer TAN THENG WEI the appointment as Chief Operating Officer (“COO”) of the Company on a consultancy basis, in connection with and alongside your full-time employment as a Director of CapForce International (SG) Pte. Ltd. (“CFI SG”). CFOR and CFI SG shall be collectively referred to as the “Company”. The employment is offered on the following terms and conditions:

1.	Terms of Employment

1.1.	You will be employed by CFI SG while formally appointed to serve the Company as the COO and CFI SG as its director. Your direct employment relationship, payroll administration, and contractual benefits shall exist solely and exclusively with CFI SG.

1.2.	Your employment shall commence with effect from 27 October 2026 and is subject to a six (6) months probationary period. This period of time allows you and the Company to determine if the position is suitable for you. The Company reserves the right to revise the terms and conditions of your employment from time to time.

1.3.	Subject to satisfactory performance and conduct, your employment may be confirmed upon successful completion of the six (6) months probationary period.

1.4.	Your ordinary hours of work will be from Monday to Friday, 09:00 to 18:00. You are required to work at the designated workplace for three (3) days per week, with the remaining two (2) days under a remote working arrangement. You may be requested to work outside your normal working hours, including weekends and public holidays, where reasonably necessary to fulfil your duties and responsibilities.

2.	Role/Duties

Oversee the day-to-day operations of the Company and ensure effective execution of its business activities and operational priorities.

2.1.	Translate the Company’s business strategy and objectives into operational plans and ensure effective execution across relevant functions.

2.2.	Lead cross-functional coordination and ensure that teams and business functions are aligned in the execution of the Company’s operational priorities.

2.3.	Establish and monitor operational processes, procedures and performance standards to support efficient and effective business operations.

2.4.	Monitor operational performance and key business metrics, identify areas for improvement and implement appropriate measures to improve efficiency, productivity and execution.

2.5.	Oversee the allocation and utilisation of operational resources to support the Company’s business requirements.

2.6.	Identify and monitor operational risks and implement appropriate measures to support business continuity and effective risk management.

2.7.	Establish and maintain appropriate operational controls, policies and procedures to support effective governance and execution.

2.8.	Oversee the performance of teams and functions under the COO’s responsibility and provide direction and support where required.

2.9.	Work closely with the CEO and senior management on the implementation and execution of strategic initiatives and key business priorities.

2.10.	Drive continuous improvement across business operations and recommend measures to improve overall organisational effectiveness.

2.11.	Support the Company’s strategic and operational initiatives and other matters as assigned by the Executive Board.

2.12.	Support the CEO on transaction-related business development and advisory activities and provide senior-level advisory and commercial input on relevant transaction opportunities.

2.13.	As a Director of CFI SG, you shall perform such duties and responsibilities as may be required of you in accordance with applicable laws, the constitution of CFI SG, and the directions and resolutions of the Executive Board and/or Executive Committee.

These responsibilities may be revised from time to time as deemed appropriate by business circumstances.

3.	Duty & Obligation

3.1.	You hereby undertake and agree with the Company that you will at all times during the continuance in force of this Employment observe, perform and covenant the following:-

(i)	will in all matters act faithfully to the Company and obey the result of discussion with the Executive Board of the Company, and in the absence of any such discussion in relation to any particular matter will act in such manner as you reasonably consider to be most beneficial to the Company’s interests;

(ii)	will use your best endeavours to uphold the good name of the Company and at all times act in the best interest of the Company;

(iii)	will not make any wilful misleading or negligent representation or undertaking in respect of the services provided by the Company and will indemnify the Company for any loss or damages which the Company is liable to compensate to the prospects or any other loss incurred by the Company as a result of such representation or undertaking;

(iv)	will not incur any liability on behalf of the Company or pledge the Company’s credit or make any contract binding upon the Company without the Executive Board’s knowledge and consent in writing;

(v)	will promptly bring to the notice of the Executive Committee of the Company any information received by you which is likely to be of use or benefit to the Company;

(vi)	will not receive or accept any form of monetary gift from the prospects and its agent or any other persons in the similar nature without notifying the Executive Committee and the Company and obtaining the Company’s consent thereof;

(vii)	will not divulge any information in relation to the Company’s affairs or business or method of carrying on business.

4.	Entitlement

4.1.	CFI SG is offering you a base salary of USD 9,000 per month.

4.2.	Your salary shall be subject to applicable taxes and statutory deductions or withholdings, where required by applicable law.

4.3.	Your salary shall be payable in arrears on the seventh (7th) day of the following calendar month and deposited into the bank account nominated by you.

4.4.	You will be entitled to eighteen (18) days of annual leave per year. Annual leave must be planned, applied for in advance and approved in accordance with Company policy. Any carry-forward of unused annual leave shall be subject to the applicable carry-forward limit and utilisation deadline under Company policy.

4.5.	For the first year of your appointment, you will be eligible for an annual stock grant with a fixed value of USD 120,000, subject to the applicable stock plan, relevant corporate approvals, grant documentation, vesting requirements and other applicable terms and conditions.

4.6.	In addition to your base salary, the Company may, at its discretion, grant you a performance-based bonus, subject to your job performance, the Company’s performance, completion of one (1) full year of service, and the Company’s applicable bonus cycle and approval. Any bonus granted shall be entirely at the discretion of the Company and shall not constitute a guaranteed entitlement.

5.	Termination of Employment

5.1.	Without prejudice to any other remedies the Company may have against you, the Company shall have the right at any time by giving three (3) months’ notice in writing to you to cease this Employment.

5.2.	You may resign from your employment by giving to the Company three (3) months’ notice, provided that you shall continue to be liable to the Company for any obligations incurred prior to such cessation.

5.3.	Notwithstanding Clause 5.1 above, the Company may terminate your employment with immediate effect in the event of serious misconduct, breach of fiduciary duty, or disqualification as a director.

5.4.	Upon the termination of this employment, you undertake that you:-

(i)	shall return to the Company all documents obtained or accessed during this employment and shall not thereafter retain any of such documents in any form, including but not limited to documentation, devices or other media;

(ii)	shall not divulge any information in relation to the Company’s affairs or business or method of carrying on business;

(iii)	shall not continue to liaise, contact nor have any business dealing whatsoever in the same nature as the Company, either directly or indirectly, or through corporate entities or associates with any customer or client of the Company or its subsidiaries or any person or firm which has contacted or been contacted by the Company as a potential prospect;

(iv)	during the period of three (3) years after such cessation, shall not engage or participate directly or indirectly, or through any corporation, or associates in any business, enterprise, employment or appointment whether gainfully or not which is directly competitive with the Company;

(v)	shall not disparage nor damage the interests, goodwill, reputations and businesses of the Company at all times;

(vi)	shall unconditionally return, as directed by the Company, all financial gain excluding its lawful entitlement made by you during your employment which is deemed to be held on trust for the Company.

6.	Confidentiality

6.1.	You shall keep confidential any and all information whether oral or written relating to the business of the Company and be prohibited to disclose, use, make use or make available any documents of which you become aware during the term of this Employment to any person except as required, directed or permitted by the Executive Board of the Company.

6.2.	You shall convey only the truthful, consistent and authorised documents to third parties including the companies or prospects as contained in any non-disclosure agreements.

6.3.	You shall not directly or indirectly interfere with, circumvent or attempt to circumvent, avoid, by-pass or obviate the Company’s interest, or the interest or relationship between the Company and its clients, suppliers, service providers and any related parties via the connection of the Company.

6.4.	The aforementioned clause in relation to confidentiality shall survive the cessation of this Employment, however caused.

7.	Entire Agreement

This Letter supersedes and replaces the previous letters issued to you in relation to your employment and appointments with the Company and its related entities.

We look forward to your outstanding performance.

Yours faithfully,

For and on behalf of
CAPFORCE INC.

/s/ Ethan Low
Ethan Low
Executive Director

ACKNOWLEDGEMENT AND ACCEPTANCE FORM

I, TAN THENG WEI hereby confirm my acceptance of this Letter of Offer for the position of Chief Operating Officer. I hereby declare that I have fully understood the content herein and agreed to be bound by the said content.

Name:	TAN THENG WEI	Signature:

Passport No.:	[****]	/s/ Tan Theng Wei

Date:	27th Oct 2026

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